Exhibit 5.1

[Form of Opinion]

[LETTERHEAD OF RICHARDS, LAYTON & FINGER]

___________, 2010

FactorShares S&P US Equity Premium
c/o Factor Capital Management, LLC
1 Penn Plaza
36th Floor
New York, NY 10119

     Re:    FactorShares S&P US Equity Premium

Ladies and Gentlemen:

     We have acted as special Delaware counsel to FactorShares S&P US Equity Premium (the “Fund”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 26, 2010, as amended by a Certificate of Amendment thereto, as filed on February 26, 2010 with the Secretary of State (as so amended, the “Certificate of Trust”);

(b)

The Declaration of Trust and Trust Agreement of the Fund, dated as of January 26, 2010, between Factor Capital Management, LLC, a Delaware limited liability company, as managing owner (the “Managing Owner”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”) of the Fund, as amended by Amendment No. 1 thereto, dated as of February 26, 2010 (as so amended, the “Initial Trust Agreement”);

FactorShares S&P US Equity Premium
__________, 2010

(c)

The Pre-Effective Amendment No. __ to the Registration Statement on Form S-1, filed by the Fund with the Securities and Exchange Commission on or about _______, 2010 (the “Registration Statement”), including a preliminary prospectus (the “Prospectus”) relating to the common units of beneficial interests in the Fund (collectively, the “Shares”);

(d)	The Amended and Restated Declaration of Trust and Trust Agreement of the Fund (the “Trust Agreement”), attached as an exhibit to the Registration Statement; and

(e)	A Certificate of Good Standing for the Fund, dated _______ __, 2010, obtained from the Secretary of State.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Managing Owner. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

     Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

     1. The Fund has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

     2. The Shares to be issued by the Fund will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable beneficial interests in the Fund, as to which the Limited Owners, as beneficial owners of the Fund, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware, subject to the obligation of a Limited Owner to make certain payments provided for in the Trust Agreement.

     The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

     A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currentlyin effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

FactorShares S&P US Equity Premium
__________, 2010

     B. We have assumed (i) that the Initial Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and the Trust Agreement will be in full force and effect when the Shares are issued by the Fund, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Fund) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Fund) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Fund) has duly authorized, executed and delivered such documents, (vi) the due submission to the Managing Owner of a Purchase Order Subscription Agreement by each Authorized Participant (as defined in the Prospectus), (vii) the due acceptance by the Managing Owner of each Purchase Order Subscription Agreement and the due issuance in accordance with the Trust Agreement of the Shares relating thereto to the Authorized Participants (as defined in the Prospectus) or the Fund, (viii) the payment by each Authorized Participant (as defined in the Prospectus), to the Fund of the full consideration due from it for the Shares subscribed to by it; and (ix) the Shares will be offered and sold as described in the Registration Statement and the Trust Agreement.

     C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also herebyconsent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

EAM/JWP